Exhibit 99

Journal Communications Reports Fourth Quarter and Full Year 2009 Results

MILWAUKEE--(BUSINESS WIRE)--February 11, 2010--Journal Communications, Inc. (NYSE:JRN) today announced results for its fourth quarter and full year ended December 27, 2009.

“In a year where revenue has been challenged, we closed 2009 with our strongest quarter. We showed sequential improvements in revenue comparisons throughout the quarter, including an improving automotive category,” said Steven J. Smith, Chairman and Chief Executive Officer of Journal Communications. “This revenue performance, together with significant, and in many cases permanent reductions in our cost structure, resulted in increased operating margins and net earnings for the quarter.

“Our focused financial discipline allowed us to generate nearly $77 million in cash from operations for the year. We reduced debt by more than $20 million in the quarter and $63 million for the year, enhancing our financial flexibility.

“As we move into the first quarter of 2010, we expect revenue comparisons to continue to improve, helped by Olympic and political advertising. We will remain diligent on cost controls and will continue to execute our local market business strategy in order to position Journal for a return to top line growth.”

Fourth Quarter 2009 Results

Note that unless otherwise indicated, all comparisons are to the fourth quarter ended December 28, 2008.

For the fourth quarter, revenue of $112.2 million decreased 16.4% compared to $134.3 million. Operating earnings of $15.4 million included a $1.2 million non-cash impairment charge for broadcast licenses and a $1.0 million charge for workforce reductions in the quarter. Excluding these two items and a $336.3 million non-cash impairment charge for goodwill and broadcast licenses and a $1.1 million charge for workforce reductions, both in the fourth quarter last year, operating earnings of $17.6 million compared to $12.6 million, an increase of 40.4%. Net earnings were $7.2 million compared to a net loss of $223.0 million.

In the fourth quarter 2009, basic and diluted net earnings per share of class A and B common stock were $0.12 for both. Excluding the impact of the $0.6 million after-tax non-cash impairment charge and $0.5 million after-tax charge for workforce reductions, basic and diluted net earnings per share of class A and B common stock were $0.14 for both. This compared to basic and diluted net loss per share of $4.46 for both in 2008. Excluding the impact of the $228.7 million after-tax non-cash impairment charge and the $0.7 million after-tax workforce reduction charge in 2008, basic and diluted net earnings per share of class A and B common stock were $0.12 for both in 2008.

EBITDA (net earnings (loss) excluding the gain/loss from discontinued operations, net; total other expense, net; provision (benefit) for income taxes; depreciation; amortization; and non-cash impairment charges) of $23.8 million increased 26.4% compared to $18.8 million.

The operating margin was 13.8% this year. Excluding the charges for non-cash impairment and workforce reductions this year and last year, the operating margin was 15.7% compared to 9.3%. The operating margin improvement is a result of significant cost reduction efforts throughout the year.

Full Year 2009 Results

Note that unless otherwise indicated, all comparisons are to the full year ended December 28, 2008.

For the full year, revenue of $433.6 million decreased 20.4% compared to $544.9 million. Operating earnings of $8.5 million included a $20.1 million non-cash impairment charge for broadcast licenses and a $6.4 million charge for workforce reductions in the year. Excluding these two items and a $375.1 million non-cash impairment charge for goodwill and broadcast licenses and a $5.3 million charge for workforce reductions, both last year, operating earnings of $35.1 million compared to $57.7 million, a decrease of 39.2%. Net earnings were $4.3 million compared to a net loss of $224.4 million.

For the full year 2009, basic and diluted net earnings per share of class A and B common stock were $0.05 for both. Excluding the impact of the $10.4 million after-tax non-cash impairment charge and $3.6 million after-tax charge for workforce reductions, basic and diluted net earnings per share of class A and B common stock were $0.30 for both. This compared to basic and diluted net loss per share from continuing operations of $4.37 for both in 2008. Excluding the impact of the $253.0 million after-tax non-cash impairment charge and the $3.2 million after-tax workforce reduction charge in 2008, basic and diluted net earnings from continuing operations per share of class A and B common stock were $0.55 for both in 2008.

EBITDA (net earnings (loss) excluding the gain/loss from discontinued operations, net; total other expense, net; provision (benefit) for income taxes; depreciation; amortization; and non-cash impairment charges) of $57.2 million decreased 30.1% compared to $81.8 million.

The operating margin was 2.0% this year. Excluding the charges for non-cash impairment and workforce reductions this year and last year, the operating margin was 8.1% compared to 10.6%.

Consolidated and Segment Results

The following table presents our total revenue and operating earnings (loss) by segment for the fourth quarter and full year of 2009 and 2008:

	4Q,	4Q,	%			%
	2009	2008	Change	2009	2008	Change
Revenue:
Publishing	$50.2	$60.0	(16.4)	$194.2	$242.0	(19.7)
Broadcasting	46.1	53.1	(13.3)	171.5	209.9	(18.3)
Printing services	11.6	15.8	(26.4)	48.2	65.2	(26.0)
Other	4.4	5.4	(19.3)	19.6	27.8	(29.5)
Total Revenue	$112.2	$134.3	(16.4)	$433.6	$544.9	(20.4)

Operating earnings (loss):
Publishing	$7.8	$(13.9)	N/A	$10.2	$(2.8)	N/A
Broadcasting	8.1	(310.4)	N/A	(0.1)	(322.7)	N/A
Printing services	0.8	--	N/A	(0.3)	2.4	N/A
Other	(1.3)	(0.6)	N/A	(1.2)	0.4	N/A
Total operating earnings (loss)	$15.4	$(324.9)	N/A	$8.5	$(322.7)	N/A

Goodwill and broadcast license impairment	$1.2	$336.3		$20.1	$375.1

Overall for the fourth quarter, total operating expenses of $96.8 million decreased 78.9% compared to $459.2 million. Excluding the non-cash impairment charges and workforce reduction charges in the fourth quarter of 2009 and 2008, total operating expenses were $94.6 million compared to $121.8 million, a reduction of 22.3%.

For the full year, total operating expenses of $425.1 million decreased 51.0% compared to $867.6 million. Excluding the charges for non-cash impairment and workforce reductions in 2009 and 2008, total operating expenses were $398.5 million compared to $487.2 million, a reduction of 18.2% primarily driven by workforce reduction initiatives, employee benefit reductions and wage reductions implemented early in 2009 and reduced expenses related to revenue declines.

Publishing

For the fourth quarter, publishing revenue decreased 16.4% to $50.2 million compared to $60.0 million, largely due to continued weakness in all advertising categories. Operating earnings from publishing were $7.8 million, including a $0.8 million charge for workforce reductions, compared to an operating loss of $13.9 million. Excluding the charges for workforce reductions in both years and the non-cash impairment charge last year, operating earnings were $8.6 million compared to $3.6 million, an increase of 140.9%. Total newsprint expense in publishing was $3.8 million compared to $6.5 million, a 41.5% decrease due to a reduction in the price per ton of newsprint and reduced consumption.

Revenue at the daily newspaper for the fourth quarter decreased 15.7% to $42.2 million compared to $50.0 million. Classified advertising revenue decreased 35.4% largely due to decreases in the employment, automotive and real estate advertising categories. Retail advertising revenue decreased 17.2%. Interactive advertising revenue at the daily newspaper decreased 26.6% to $2.6 million compared to $3.6 million, primarily due to a decline in the pricing model for automotive online classified advertising and an overall decline in employment online classified advertising. Operating earnings from the daily newspaper were $7.3 million compared to an operating loss of $0.4 million. Excluding the charges for workforce reductions in both quarters and the non-cash impairment charge last year, operating earnings were $8.0 million compared to $3.2 million. Daily newspaper operating expenses were down 27.0%, excluding the charges for non-cash impairment and workforce reductions, primarily due to the reduction in employee related costs and newsprint expense, other cost reduction initiatives and reduced expenses related to revenue declines. The charges for workforce reductions were $0.7 million and $0.8 million in the fourth quarter 2009 and 2008, respectively.

Community newspapers and shoppers revenue for the fourth quarter decreased 19.8% to $8.0 million compared to $10.0 million. The decrease was primarily due to declines in automotive and real estate retail and classified advertising revenue. Operating earnings from community newspapers and shoppers were $0.5 million compared to an operating loss of $13.5 million. Excluding the non-cash impairment charge last year, operating earnings were $0.3 million. Operating expenses were down 23.0%, excluding the non-cash impairment charge, primarily due to cost savings from previous workforce reductions and production efficiency initiatives, a decrease in newsprint expense and reduced expenses related to revenue declines.

For the full year, publishing revenue decreased 19.7% to $194.2 million compared to $242.0 million, largely due to continued weakness in all advertising categories. Operating earnings from publishing were $10.2 million, including a $5.4 million charge for workforce reductions, compared to an operating loss of $2.8 million. Excluding the charges for workforce reductions in both years and the non-cash impairment charge last year, operating earnings were $15.6 million compared to $18.5 million, a decrease of 15.8%. Total newsprint expense in publishing was $16.0 million compared to $24.8 million, a 35.4% decrease due to reduced consumption and a reduction in the price per ton of newsprint.

Revenue at the daily newspaper for the full year decreased 21.3% to $160.1 million compared to $203.4 million. Classified advertising revenue decreased 48.8% largely due to decreases in the employment, automotive and real estate advertising categories while retail advertising revenue decreased 21.0%. Interactive advertising revenue at the daily newspaper decreased 35.5% to $9.5 million compared to $14.7 million, primarily due to a decline in the pricing model for automotive online classified advertising and an overall decline in employment online classified advertising. Operating earnings from the daily newspaper were $8.9 million compared to $10.5 million. Excluding the charges for workforce reductions in both years and the non-cash impairment charge last year, operating earnings were $14.1 million compared to $17.9 million, a decrease of 21.0%. Daily newspaper operating expenses were down 21.3%, excluding the charges for non-cash impairment and workforce reductions, primarily due to the reduction in employee related costs and newsprint expense, other cost reduction initiatives and reduced expenses related to revenue declines. The charges for workforce reductions were $5.3 million and $4.5 million in 2009 and 2008, respectively.

Community newspapers and shoppers revenue for the full year decreased 11.6% to $34.1 million compared to $38.6 million. The decrease was primarily due to declines in automotive and real estate retail and classified advertising revenue partially offset by revenue of $3.4 million from publications acquired during 2008. Operating earnings from community newspapers and shoppers were $1.3 million compared to an operating loss of $13.2 million. Excluding the charges for non-cash impairment and workforce reductions last year, operating earnings were $0.6 million. Operating expenses were down 14.0%, excluding these charges, primarily due to cost savings from previous workforce reductions and production efficiency initiatives and a decrease in newsprint expense partially offset by expenses related to acquisitions during 2008.

Broadcasting

For the fourth quarter, broadcasting revenue decreased 13.3% to $46.1 million compared to $53.1 million. Local advertising revenue decreased 5.4% and national advertising revenue decreased 3.8%. Total broadcast political and issue advertising revenue was $1.5 million compared to $6.7 million. Retransmission revenue was $1.0 million compared to $0.5 million. Broadcasting operating earnings were $8.1 million compared to an operating loss of $310.4 million. Excluding charges for non-cash impairment for goodwill and broadcast licenses of $1.2 million and $319.6 million in the fourth quarter of 2009 and 2008, respectively, a $0.5 million increase in the gain related to insurance proceeds from our Wichita tower replacement in 2009 and workforce reductions of $0.2 million and $0.1 million in the fourth quarter of 2009 and 2008, respectively, operating earnings were $8.9 million compared to $9.2 million, a decrease of 3.5%.

Revenue from television stations for the fourth quarter decreased 15.2% to $28.3 million compared to $33.4 million. Television political and issue advertising revenue was $1.4 million compared to $6.1 million. Operating earnings were $3.7 million compared to an operating loss of $51.9 million. Adjusted operating earnings, as reported in the Broadcasting Segment Information table, were $4.8 million compared to $4.9 million. Television operating expenses (including KNIN-TV acquired in April 2009 but excluding the non-cash impairment charge in 2009 and 2008) were down 17.4% compared to last year due to the reduction in employee related costs, other cost reduction initiatives and reduced expenses related to revenue declines.

For the fourth quarter, revenue from radio stations of $17.8 million was down 10.0% compared to $19.7 million. Operating earnings from radio stations were $4.4 million compared to an operating loss of $29.4 million which included a $33.6 million non-cash impairment charge for radio broadcast licenses. Adjusted operating earnings, as reported in the Broadcasting Segment Information table, of $3.9 million decreased 8.3% compared to $4.2 million. The decrease in operating earnings was due declines in revenue partially offset by a 10.5% decrease in radio operating expenses from the reduction in employee related costs and other cost saving initiatives.

For the full year, broadcasting revenue decreased 18.3% to $171.5 million compared to $209.9 million. Local advertising revenue decreased 13.4% and national advertising revenue decreased 23.6%. Total broadcast political and issue advertising revenue was $2.7 million compared to $12.8 million. Retransmission revenue was $4.4 million compared to $1.6 million. Olympic advertising revenue was $2.3 million in 2008. The operating results from broadcasting were essentially breakeven compared to an operating loss of $322.7 million. Excluding charges for non-cash impairment for goodwill and broadcast licenses of $20.1 million and $358.4 million in 2009 and 2008, respectively, the gain related to the Wichita tower replacement of $2.2 million in 2009 and workforce reductions of $0.3 million and $0.5 million in 2009 and 2008, respectively, operating earnings were $18.1 million compared to $36.1 million, a decrease of 49.9%.

Revenue from television stations for the full year decreased 19.3% to $105.4 million compared to $130.6 million. Television political and issue advertising revenue was $2.3 million compared to $11.6 million. The operating loss of $9.7 million compared to an operating loss of $60.8 million. Adjusted operating earnings, as reported in the Broadcasting Segment Information table, were $6.3 million compared to $17.2 million, a decrease of 63.1%. Television operating expenses (including KNIN-TV acquired in April 2009 but excluding the non-cash impairment charge in 2009 and 2008) were down 12.6% compared to last year due to the reduction in employee related costs, other cost reduction initiatives and reduced expenses related to revenue declines.

For the full year, revenue from radio stations of $66.1 million was down 16.7% compared to $79.3 million. Operating earnings from radio stations were $9.5 million compared to an operating loss of $32.8 million. Adjusted operating earnings, as reported in the Broadcasting Segment Information table, of $11.5 million decreased 38.0% compared to $18.5 million. The decline in operating earnings was due to declines in revenue partially offset by a 10.2% decrease in radio operating expenses from the reduction in employee related costs and other cost saving initiatives.

Printing Services

For the fourth quarter, revenue from printing services decreased 26.4% to $11.6 million compared to $15.8 million due to a general overall decline in sales from all printing segments. Operating earnings were $0.8 million compared to breakeven operating results, primarily due to the employee and production related cost reduction initiatives partially offset by the reduction in revenue.

For the full year, revenue from printing services decreased 26.0% to $48.2 million compared to $65.2 million. The operating loss of $0.3 million compared to operating earnings of $2.4 million, primarily due to the decline in revenue.

Other (Direct Marketing and Corporate)

For the fourth quarter, revenue for “Other” of $4.4 million decreased 19.3% compared to revenue of $5.4 million primarily in our mailing services business. “Other” operating loss of $1.3 million included a $0.6 million charge for impairment of our fixed assets. This compared to a $0.6 operating loss.

For the full year, revenue for “Other” of $19.6 million decreased 29.5% compared to revenue of $27.8 million primarily in our mailing services business. The “Other” operating loss of $1.2 million compared to operating earnings of $0.4 million.

On February 3, 2010, certain direct mail and mail services operations (located in St. Paul Minnesota) of PrimeNet Marketing Services were sold. The remaining St. Paul-based operations will be shut down by the end of April. In a separate transaction, on February 8, 2010, we sold the remaining Clearwater-based operations, as we exit the direct marketing business. PrimeNet will be treated as a discontinued operation in our 2010 financial statements.

Non-Operating Items

For the fourth quarter, other expense, which primarily consists of interest expense, was $0.6 million compared to $2.1 million. Interest expense decreased due to a decline in both the average borrowings during the quarter and the interest rate on our borrowings.

For the full year, other expense, which primarily consists of interest expense, was $2.8 million compared to $8.2 million. Interest expense decreased due to a decline in both the average borrowings during the year and the interest rate on our borrowings.

The fourth quarter and full year effective tax rate was 51.5% and 24.5%, respectively.

Debt and Cash Flows

At year end, our debt of $151.4 million represented 2.65 times the trailing four quarters of EBITDA. During the year, debt was reduced by $63.7 million. For the year, cash from operating activities was $76.8 million compared to $71.8 million, an increase of $5.0 million primarily due to an $8.7 million income tax refund in the settlement of an income tax assessment. Capital expenditures were $8.6 million compared to $22.2 million. There were no share repurchases in 2009 compared to $44.9 million. Dividends paid to shareholders were $1.5 million compared to $18.5 million.

First Quarter 2010 Outlook

For the first quarter of 2010, while our visibility remains limited, we anticipate that publishing and printing services revenues will be down compared to the prior year period reflecting continued challenges with advertising revenue. Broadcasting revenues are expected to be up compared to the prior year period primarily due to Olympic and political television advertising.

Conference Call and Webcast

The company will hold an earnings conference call today at 10:00 a.m. Central Time (11:00 a.m. ET, 8:00 a.m. PT). To access the call, dial (888) 680-0865 (domestic) or (617) 213-4853 (international) at least 10 minutes prior to the scheduled start of the call. The access code for the conference call is 51869122. A live webcast of the fourth quarter conference call will be accessible through the Journal Communications’ website at www.journalcommunications.com/investors, also beginning at 10:00 a.m. CT this morning. An archive of the webcast will be available on this site today through February 25, 2010. Replays of the conference call will be available February 11 through February 13. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) at least one hour after the completion of the call. The access code for the replay is 74256733. Pre-registration for the conference call is now available at www.journalcommunications.com/investors.

Forward-looking Statements

This press release contains certain forward-looking statements related to our businesses that are based on our current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Our written policy on forward-looking statements can be found in our most recent Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission.

About Journal Communications

Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882. We are a diversified media company with operations in publishing, radio and television broadcasting, interactive media and printing services. We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and several community newspapers and shoppers in Wisconsin and Florida. We own and operate 33 radio stations and 13 television stations in 12 states and operate an additional television station under a local marketing agreement. Our interactive media assets build on our strong publishing and broadcasting brands. We also provide a wide range of commercial printing services – including printing of publications, professional journals and documentation material.

Tables Follow

Journal Communications, Inc.
Consolidated Statements of Operations (unaudited)
(dollars in thousands, except for shares and per-share amounts)

	Fourth Quarter (A)			Four Quarters (B)
	2009	2008	% Change	2009	2008	% Change

Revenue:
Publishing	$50,160	$59,975	(16.4)	$194,196	$241,972	(19.7)
Broadcasting	46,081	53,124	(13.3)	171,491	209,914	(18.3)
Printing services	11,628	15,806	(26.4)	48,249	65,201	(26.0)
Other	4,356	5,401	(19.3)	19,629	27,844	(29.5)
Total revenue	112,225	134,306	(16.4)	433,565	544,931	(20.4)

Operating costs and expenses:
Publishing	30,176	39,010	(22.6)	128,656	154,413	(16.7)
Broadcasting	22,256	26,376	(15.6)	92,899	104,586	(11.2)
Printing services	9,515	13,510	(29.6)	41,731	54,537	(23.5)
Other	3,971	5,051	(21.4)	17,459	24,022	(27.3)
Total operating costs and expenses	65,918	83,947	(21.5)	280,745	337,558	(16.8)

Selling and administrative expenses	29,700	38,970	(23.8)	124,176	154,966	(19.9)
Goodwill and broadcast license impairment	1,158	336,324	(99.7)	20,133	375,086	(94.6)
Total operating costs and expenses
and selling and administrative
expenses	96,776	459,241	(78.9)	425,054	867,610	(51.0)

Operating earnings (loss)	15,449	(324,935)	N/A	8,511	(322,679)	N/A

Other income and (expense):
Interest income	22	--		22	2
Interest expense	(632)	(2,063)		(2,826)	(8,166)
Total other income and (expense)	(610)	(2,063)	(70.4)	(2,804)	(8,164)	(65.7)

Earnings (loss) from continuing operations before income taxes	14,839	(326,998)	N/A	5,707	(330,843)	N/A

Provision (benefit) for income taxes	7,646	(104,002)	N/A	1,400	(106,040)	N/A

Earnings (loss) from continuing operations	7,193	(222,996)	N/A	4,307	(224,803)	N/A

Gain from discontinued operations, net of tax	--	--	N/A	--	400	N/A

Net earnings (loss)	$7,193	$(222,996)	N/A	$4,307	$(224,403)	N/A

Weighted average number of shares-Class A and B common stock:
Basic	50,510,917	50,161,546		50,399,727	51,917,175
Diluted	50,510,197	50,161,546		50,399,727	51,917,175

Weighted average number of shares-Class C common stock	3,264,000	3,264,000		3,264,000	3,264,000

Earnings (loss) per share:
Basic - Class A and B common stock:
Continuing operations	$0.12	$(4.46)		$0.05	$(4.37)
Discontinued operations	--	--		--	0.01
Net earnings (loss)	$0.12	$(4.46)		$0.05	$(4.36)

Diluted - Class A and B common stock:
Continuing operations	$0.12	$(4.46)		$0.05	$(4.37)
Discontinued operations	--	--		--	0.01
Net earnings (loss)	$0.12	$(4.46)		$0.05	$(4.36)

Basic and diluted - Class C common stock:
Continuing operations	$0.26	$0.14		$0.60	$0.57
Discontinued operations	--	--		-	0.01
Net earnings	$0.26	$0.14		$0.60	$0.58

(A)	2009 fourth quarter: September 28, 2009 to December 27, 2009.
2008 fourth quarter: September 29, 2008 to December 28, 2008
(B)	2009 four quarters: December 29, 2008 to December 27, 2009.
2008 four quarters: December 31, 2007 to December 28, 2008.

Journal Communications, Inc.
Segment Information (unaudited)
(dollars in thousands)

	Fourth Quarter (A)			Four Quarters (B)
	2009	2008	% Change	2009	2008	% Change
Revenue
Publishing	$50,160	$59,975	(16.4)	$194,196	$241,972	(19.7)
Broadcasting	46,081	53,124	(13.3)	171,491	209,914	(18.3)
Printing services	11,628	15,806	(26.4)	48,249	65,201	(26.0)
Other	4,356	5,401	(19.3)	19,629	27,844	(29.5)
	$112,225	$134,306	(16.4)	$433,565	$544,931	(20.4)

Operating earnings (loss)
Publishing	$7,805	$(13,924)	N/A	$10,183	$(2,792)	N/A
Broadcasting	8,060	(310,442)	N/A	(130)	(322,706)	N/A
Printing services	849	32	2,553.1	(308)	2,424	N/A
Other	(1,265)	(601)	N/A	(1,234)	395	N/A
	$15,449	$(324,935)	N/A	$8,511	$(322,679)	N/A

Goodwill and broadcast license impairment	$1,158	$336,324	(99.7)	$20,133	$375,086	(94.6)

Depreciation and amortization
Publishing	$3,069	$3,295	(6.9)	$12,163	$12,859	(5.4)
Broadcasting	3,314	3,386	(2.1)	13,269	13,436	(1.2)
Printing services	584	519	12.5	2,165	2,249	(3.7)
Other	234	243	(3.7)	976	892	9.4
	$7,201	$7,443	(3.3)	$28,573	$29,436	(2.9)

(A)	2009 fourth quarter: September 28, 2009 to December 27, 2009.
2008 fourth quarter: September 29, 2008 to December 28, 2008

(B)	2009 four quarters: December 29, 2008 to December 27, 2009.
2008 four quarters: December 31, 2007 to December 28, 2008.

Journal Communications, Inc.
Publishing and Broadcasting Segment Information (unaudited)
(dollars in thousands)

	Fourth Quarter of 2009 (A)			Fourth Quarter of 2008 (B)

Publishing:		Community			Community
	Daily	Newspapers		Daily	Newspapers		% Change	% Change	% Change
	Newspaper	& Shoppers	Total	Newspaper	& Shoppers	Total	Daily	CN&S	Total
Advertising revenue:
Retail	$18,443	$5,511	$23,954	$22,273	$7,073	$29,346	(17.2)	(22.1)	(18.4)
Classified	5,152	1,186	6,338	7,975	1,378	9,353	(35.4)	(13.9)	(32.2)
National	1,322	--	1,322	2,302	--	2,302	(42.6)	N/A	(42.6)
Direct Marketing	45	--	45	1,030	--	1,030	(95.6)	N/A	(95.6)
Other	--	57	57	--	101	101	N/A	(43.6)	(43.6)
Total advertising revenue	24,962	6,754	31,716	33,580	8,552	42,132	(25.7)	(21.0)	(24.7)
Circulation revenue	12,837	494	13,331	12,794	455	13,249	0.3	8.6	0.6
Other revenue	4,356	757	5,113	3,623	971	4,594	20.2	(22.0)	11.3
Total revenue	$42,155	$8,005	$50,160	$49,997	$9,978	$59,975	(15.7)	(19.8)	(16.4)

Operating earnings	$7,269	$536	$7,805	$(421)	$(13,503)	$(13,924)	N/A	N/A	N/A

Goodwill impairment	$-	$-	$-	$2,899	$13,823	$16,722	N/A	N/A	N/A

Adjusted operating earnings	$7,269	$536	$7,805	$2,478	$320	$2,798	193.3	67.5	178.9

Broadcasting:							% Change	% Change	% Change
	Television	Radio	Total	Television	Radio	Total	Television	Radio	Total

Revenue	$28,311	$17,770	$46,081	$33,380	$19,744	$53,124	(15.2)	(10.0)	(13.3)

Operating earnings (loss)	$3,674	$4,386	$8,060	$(51,929)	$(29,350)	$(310,442)	N/A	N/A	N/A

Broadcast license impairment	$1,152	$6	$1,158	$56,863	$33,576	$90,439	(98.0)	(100.0)	(98.7)

Goodwill impairment	$-	$-	$-	$-	$-	$229,163	N/A	N/A	N/A

Gain on Wichita tower replacement	$-	$516	$516	$-	$-	$-	N/A	N/A	N/A

Adjusted operating earnings	$4,826	$3,876	$8,702	$4,934	$4,226	$9,160	(2.2)	(8.3)	(5.0)

(A) 2009 fourth quarter: September 28, 2009 to December 27, 2009.
(B) 2008 fourth quarter: September 28, 2008 to December 28, 2008.

NOTE:

Publishing and broadcasting segment information is provided to facilitate comparison of our publishing and broadcasting segments results with those of other publishing and broadcasting companies and is not representative of the overall business of Journal Communications or its operating results.

Journal Communications, Inc.
Publishing and Broadcasting Segment Information (unaudited)
(dollars in thousands)

	Four Quarters of 2009 (C)			Four Quarters of 2009 (D)

Publishing:		Community			Community
	Daily	Newspapers		Daily	Newspapers		% Change	% Change	% Change
	Newspaper	& Shoppers	Total	Newspaper	& Shoppers	Total	Daily	CN&S	Total
Advertising revenue:
Retail	$66,058	$23,474	$89,532	$83,632	$27,741	$111,373	(21.0)	(15.4)	(19.6)
Classified	22,261	5,251	27,512	43,438	5,664	49,102	(48.8)	(7.3)	(44.0)
National	4,905	--	4,905	7,559	--	7,559	(35.1)	N/A	(35.1)
Direct Marketing	588	--	588	3,365	--	3,365	(82.5)	N/A	(82.5)
Other		240	240	--	384	384	N/A	(37.5)	(37.5)
Total advertising revenue	93,812	28,965	122,777	137,994	33,789	171,783	(32.0)	(14.3)	(28.5)
Circulation revenue	51,053	2,034	53,087	50,514	1,266	51,780	1.1	60.7	2.5
Other revenue	15,236	3,096	18,332	14,878	3,531	18,409	2.4	(12.3)	(0.4)
Total revenue	$160,101	$34,095	$194,196	$203,386	$38,586	$241,972	(21.3)	(11.6)	(19.7)

Operating earnings	$8,864	$1,319	$10,183	$10,457	$(13,249)	$(2,792)	(15.2)	N/A	N/A

Goodwill impairment	$-	$-	$-	$2,899	$13,823	$16,722	N/A	N/A	N/A

Adjusted operating earnings	$8,864	$1,319	$10,183	$13,356	$574	$13,930	(33.6)	129.8	(26.9)

Broadcasting:							% Change	% Change	% Change
	Television	Radio	Total	Television	Radio	Total	Television	Radio	Total

Revenue	$105,410	$66,081	$171,491	$130,585	$79,329	$209,914	(19.3)	(16.7)	(18.3)

Operating earnings (loss)	$(9,669)	$9,539	$(130)	$(60,758)	$(32,785)	$(322,706)	N/A	N/A	N/A

Broadcast license impairment	$15,997	$4,136	$20,133	$77,923	$51,278	$129,201	(79.5)	(91.9)	(84.4)

Goodwill impairment	$-	$-	$-	$-	$-	$229,163	N/A	N/A	N/A

Gain on Wichita tower replacement	$-	$2,205	$2,205	$-	$-	$-	N/A	N/A	N/A

Adjusted operating earnings	$6,328	$11,470	$17,798	$17,165	$18,493	$35,658	(63.1)	(38.0)	(50.1)

(C) 2009 four quarters: December 29, 2008 to December 27, 2009.
(D) 2008 four quarters: December 31, 2007 to December 28, 2008.

NOTE:

Publishing and broadcasting segment information is provided to facilitate comparison of our publishing and broadcasting segments results with those of other publishing and broadcasting companies and is not representative of the overall business of Journal Communications or its operating results.

Journal Communications, Inc.
Reconciliation of consolidated net earnings (loss) to consolidated EBITDA (unaudited)
(dollars in thousands)

	Fourth Quarter (A)		Four Quarters (B)
	2009	2008	2009	2008

Net earnings (loss)	$7,193	$(222,996)	$4,307	$(224,403)
Gain from discontinued operations, net	--	--	--	(400)
Provision (benefit) for income taxes	7,646	(104,002)	1,400	(106,040)
Total other expense, net	610	2,063	2,804	8,164
Depreciation	6,707	6,961	26,598	27,438
Amortization	494	482	1,975	1,998
Goodwill and broadcast license impairment	1,158	336,324	20,133	375,086
EBITDA	$23,808	$18,832	$57,217	$81,843

(A) 2009 fourth quarter: September 28, 2009 to December 27, 2009.
2008 fourth quarter: September 29, 2008 to December 28, 2008.
(B) 2009 four quarters: December 29, 2008 to December 27, 2009.
2008 four quarters: December 31, 2007 to December 28, 2008.

We define EBITDA as net earnings (loss) excluding gain/loss from discontinued operations, net, provision (benefit) for income taxes, total other expense (which is entirely comprised of interest income and expense), depreciation, amortization and, if any, non-cash impariment charges. Our management uses EBITDA, among other things, to evaluate our operating performance, and to value prospective acquisitions. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States. EBITDA should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. EBITDA, as we calculate it, may not be comparable to EBITDA reported by other companies.

Journal Communications, Inc.
Consolidated Condensed Balance Sheets
(dollars in thousands)

	December 27,
	2009	December 28,
	(unaudited)	2008
ASSETS
Current assets:
Cash and cash equivalents	$3,369	$4,040
Receivables, net	63,462	79,418
Inventories, net	3,456	5,935
Prepaid expenses	3,673	4,472
Syndicated programs	7,983	11,088
Deferred income taxes	4,899	4,869
Total current assets	86,842	109,822
Property and equipment, net	202,453	221,158
Syndicated programs	3,285	3,091
Goodwill	9,098	4,285
Broadcast licenses	81,762	101,120
Other intangible assets, net	24,976	26,706
Deferred income taxes	63,368	64,420
Other assets	1,403	11,997
Total assets	$473,187	$542,599

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$24,281	$23,582
Accrued compensation	13,963	15,046
Accrued employee benefits	5,686	7,214
Deferred revenue	15,353	15,001
Syndicated programs	9,944	12,348
Accrued income taxes	1,884	43
Other current liabilities	6,030	6,668
Current portion of long-term liabilities	483	1,609
Total current liabilities	77,624	81,511
Accrued employee benefits	63,268	64,620
Syndicated programs	6,250	7,871
Long-term notes payable to banks	151,375	215,090
Other long-term liabilities	3,595	5,445
Shareholders' equity	171,075	168,062
Total liabilities and shareholders' equity	$473,187	$542,599

CONTACT:
Journal Communications, Inc.
Andre Fernandez
Executive Vice President, Finance & Strategy
and Chief Financial Officer
414-224-2884